                                                                    EXHIBIT 4.1


                          REGISTRATION RIGHTS AGREEMENT

        THIS REGISTRATION RIGHTS AGREEMENT (the "AGREEMENT") is made and entered into as of December 29, 2000, between RealNetworks, Inc., a Washington corporation ("PARENT"), and Ji Shen (the "STOCKHOLDER REPRESENTATIVE"), as agent for the stockholders listed on Schedule A hereto (the "STOCKHOLDERS") pursuant to Section 7.4 of the Merger Agreement (as defined below) and the Stockholder Certificates (as defined in the Merger Agreement) executed by the Stockholders.

                                    RECITALS

        A. Pursuant to an Agreement and Plan of Merger and Reorganization dated as of December 29, 2000 by and among Parent, Aegisoft Acquisition Corp., a Delaware corporation and wholly-owned subsidiary of Parent (the "MERGER SUB"), Aegisoft Corp., a Delaware corporation (the "COMPANY"), the Stockholder Representative and certain other parties thereto (the "MERGER AGREEMENT"), the parties thereto have agreed, subject to the terms and conditions set forth therein, to merge Merger Sub with and into the Company (the "MERGER") and thereby to convert all shares of capital stock of the Company then outstanding into Parent Common Stock (as such term is defined in the Merger Agreement) upon the terms and subject to the conditions described in the Merger Agreement.

        B. The Stockholders desire to have liquidity with respect to the shares of Parent Common Stock they receive in the Merger.

        C. Parent desires to grant each of the Stockholders registration rights as provided herein.

        NOW, THEREFORE, in consideration of the promises and the mutual covenants and agreements herein contained, the Company and the Stockholder Representative, on behalf of the Stockholders, agree as follows:

        1. Definitions of Certain Terms. As used herein, the following terms shall have the following meanings. Capitalized terms used but not otherwise defined in this Agreement shall have the meanings given to them in the Merger Agreement.

           (a) "BUSINESS DAY" means any day other than a Saturday or Sunday or a day on which banks in Seattle, Washington are closed.

           (b) "CLOSING DATE" means the Closing Date as defined in Article I of the Merger Agreement.

           (c) "EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC issued thereunder, as they may be in effect from time to time.

           (d) "FORM S-3" means such form under the Securities Act as in effect on the date hereof or any registration form under the Securities Act subsequently adopted by the SEC which similarly permits inclusion or incorporation of substantial information by reference to other documents filed by the Company with the commission.

           (e) "HOLDER" means any Stockholder holding Registrable Shares and any other person or entity holding Registrable Shares to whom the registration rights granted in this Agreement have been transferred pursuant to Section 8 hereof.

           (f) "INITIAL REGISTRABLE SHARES" means 669,345 shares of Parent Common Stock issued to the Stockholders pursuant to the Merger (excluding shares held in the Escrow Fund), and any other securities issued by Parent as a dividend or other distribution with respect to, or in exchange for or in replacement of, such shares; provided, however, Registrable Shares shall not include (i) shares of Parent Common Stock which are restricted pursuant to any Stock Restriction Agreement, or (ii) shares of Parent Common Stock that have been registered under the Securities Act and disposed of pursuant to the registration statement used to effect such registration or that can be sold in any consecutive ninety (90) day period without registration in accordance with Rule 144 of the Securities Act.

           (g) "REGISTRABLE SHARES" means the Initial Registrable Shares and the Supplemental Registrable Shares.

           (h) "SEC" means the United States Securities and Exchange Commission, or any governmental agency succeeding to its functions.

           (i) "SECURITIES ACT" means the Securities Act of 1933, as amended, and the rules and regulations of the SEC issued thereunder, as they may be in effect from time to time.

           (j) "SHELF REGISTRATIONS" means, collectively, the Initial Registration and the Supplemental Registration.

           (k) " SUPPLEMENTAL REGISTRABLE SHARES" means up to 300,000 shares of Parent Common Stock to be issued to the Stockholders in the Merger upon satisfaction of the conditions set forth in Section 1.7 of the Merger Agreement, and any other securities issued by Parent as a dividend or other distribution with respect to, or in exchange for or in replacement of, such shares; provided, however, Supplemental Registrable Shares shall not include shares of Parent Common Stock that have been registered under the Securities Act and disposed of pursuant to the registration statement used to effect such registration or that can be sold in any consecutive ninety (90) day period without registration in accordance with Rule 144 of the Securities Act.

           (l) "TERMINATION DATE" means:

               (i) with respect to the Initial Registration (as defined in Section 2(a)), subject to any extension of time pursuant to Section 4(d) of this Agreement, 5:00 PM Seattle time on the six month anniversary of the date on which the Initial Registration is declared effective by the SEC; and

               (ii) with respect to the Supplemental Registration (as defined in Section 2(b)), 5:00 PM Seattle time on the day that is thirty (30) days following the day on which the Supplemental Registration is declared effective by the SEC.


        2. Shelf Registrations.

           (a) Parent agrees that it shall use its best efforts to cause to be filed as soon as practicable, but not later than thirty (30) Business Days following the Closing Date, a registration statement (a "INITIAL REGISTRATION") on Form S-3 under the Securities Act for an offering to be made on a delayed or continuous basis pursuant to Rule 415 thereunder or any similar rule that may be adopted by the SEC and permitting sales in ordinary course brokerage or dealer transactions not involving any underwritten public offering, covering all of the Initial Registrable Shares. Parent shall use commercially reasonable efforts thereafter to cause the Initial Registration to be declared effective by the SEC as promptly as practicable. Parent may postpone the filing or the effectiveness of the Initial Registration for a period of up to 90 days if Parent determines in good faith that the filing or effectiveness of the Initial Registration would require the disclosure of information that could be materially detrimental to Parent or its shareholders. Subject to Sections 3 and 4 hereof, Parent shall use commercially reasonable efforts to keep the Initial Registration continuously effective until the earlier to occur of (A) the Termination Date of the Initial Registration, and (B) the first date on which no Initial Registrable Shares originally covered by the Initial Registration shall constitute Initial Registrable Shares.

           (b) Parent agrees that it shall use its best efforts to cause to be filed as soon as practicable, but not later than fifteen (15) Business Days following the six month anniversary of the Closing Date, a registration statement (a "SUPPLEMENTAL REGISTRATION") on Form S-3 under the Securities Act for an offering to be made on a delayed or continuous basis pursuant to Rule 415 thereunder or any similar rule that may be adopted by the SEC and permitting sales in ordinary course brokerage or dealer transactions not involving any underwritten public offering, covering all of the Supplemental Registrable Shares. Parent shall use commercially reasonable efforts thereafter to cause the Supplemental Registration to be declared effective by the SEC as promptly as practicable. Parent may postpone the filing or the effectiveness of the Supplemental Registration for a period of up to 90 days if Parent determines in good faith that the filing or effectiveness of the Supplemental Registration would require the disclosure of information that could be materially detrimental to Parent or its shareholders. Subject to Sections 3 and 4 hereof, Parent shall use commercially reasonable efforts to keep the Supplemental Registration continuously effective until the earlier to occur of (A) the Termination Date of the Supplemental Registration, and (B) the first date on which no Supplemental Registrable Shares originally covered by the Supplemental Registration shall constitute Registrable Shares.

        3. Registration Procedures. After Parent commences the registration of the Registrable Shares pursuant to the Shelf Registrations, Parent shall take all commercially reasonable actions to permit registration and sale of the Initial Registrable Shares or Supplemental Registrable Shares pursuant to the Shelf Registrations, including the following:

           (a) notify the Holders of the filing of the Shelf Registrations and each amendment and supplement thereto and furnish to the Holders such number of copies of the Shelf Registrations, each amendment and supplement thereto (in each case including all exhibits thereto), the prospectuses included in the Shelf Registrations (including any preliminary prospectuses) and such other documents as the Holders may reasonably request in order to facilitate the disposition of the Registrable Shares owned by the Holders;

           (b) use best efforts to register or qualify such Registrable Shares under such other securities or "blue sky" laws of such jurisdictions as the Stockholder Representative reasonably requests in writing and to do any and all other acts and things that may be reasonably necessary or advisable to register or qualify for sale in such jurisdictions the Registrable Shares owned by the Holders; provided, however, that Parent shall not be required (i) to qualify to do business in any jurisdiction where it is not then so qualified or (ii) to consent to general service of process in any jurisdiction where it is not then so subject to service of process;

           (c) use best efforts as promptly as practicable to cause all Registrable Shares covered by either Shelf Registration to be listed on the Nasdaq Stock Market or other securities exchange or market, if any, on which similar securities issued by Parent are then listed; and

           (d) use commercially reasonable efforts to file with the SEC in a timely manner all reports or other documents required of Parent under the Securities Act and Exchange Act.

        4. Stop Order; Amendment of Prospectus.

           (a) Parent will notify the Holders promptly of (i) the issuance of any stop order suspending the effectiveness of either Shelf Registration or (ii) the receipt by Parent of any notification with respect to the suspension of the qualification of the Registrable Shares for sale in any jurisdiction. Immediately upon receipt of any such notice, the Holders shall cease to offer and sell any Registrable Shares pursuant to the applicable Shelf Registration in the jurisdiction to which such stop order or suspension relates. Parent shall use all reasonable efforts to prevent the issuance of any such stop order or the suspension of any such qualification and, if any such stop order is issued or any such qualification is suspended, to obtain as soon as possible the withdrawal or revocation thereof, and will notify the Holders at the earliest practicable date of the date on which the Holders may offer and sell Registrable Shares pursuant to such Shelf Registration.

           (b) Parent will notify the Holders promptly if Parent is in possession of material non-public information that an executive officer of Parent determines in good faith should not be disclosed because it would be materially detrimental to Parent or its shareholders but would otherwise be required to be set forth in the prospectus used in connection with either Shelf Registration (each a "PROSPECTUS" and, together the "PROSPECTUSES"); provided, however, that Parent shall not be required to disclose such event or facts, or the nature thereof, to the Holders. Immediately upon receipt of such notice, the Holders shall cease to offer or sell any Registrable Shares pursuant to either of the Prospectuses, cease to deliver or use such Prospectus and, if so requested by Parent, return to Parent, at Parent's expense, all copies (other than permanent file copies) of any such Prospectus. Promptly after Parent determines that the information may be included in an amendment or supplement to any Prospectus, Parent will use commercially reasonable efforts to amend or supplement the Prospectuses as promptly as practicable in order to set forth or reflect such event or state of facts. In the event that an executive officer of Parent determines in good faith that the disclosure of such information would be materially detrimental to Parent or its shareholders, Parent shall be permitted to delay the filing of such an amendment or supplement to each Prospectus for a period of time to extend no longer than ninety (90) days. Parent will promptly furnish copies of such amendment or supplement to each Prospectus to the Holders and notify Holders when trading may once again commence.

           (c) Holders that are employees of Parent or any subsidiary of Parent shall be subject to Parent's Policy on Avoidance of Insider Trading.

           (d) In the event Holders are prevented from selling Registrable Shares through either Shelf Registration as a result of Section 4(b), then the Termination Date of such Shelf Registration shall be extended by the number of days that Holders are prevented from making sales under such Shelf Registration as a result of Section 4(b). In the event Holders that are employees of Parent are prevented from selling Registrable Shares through either Shelf Registration as a result of Section 4(c), then the applicable Termination Date shall be extended by the number of days that such Holders are prevented from making sales under such Shelf Registration as a result of Section 4(c).

        5. Information Concerning the Holders.

           (a) The obligations of Parent to take the actions contemplated by Sections 2 and 3 hereof with respect to an offering of Registrable Shares shall be subject to the condition that each Holder shall (i) conform to all applicable requirements of the Securities Act and the Exchange Act with respect to the offering and sale of securities and (ii) advise each underwriter, broker or dealer through which any of such Registrable Shares are offered that such Registrable Shares are part of a distribution that is subject to the prospectus delivery requirements of the Securities Act. Each Holder shall furnish to Parent in writing such information and furnish such documents as may be reasonably required by Parent in the preparation of (A) the applicable Prospectus (or any amendment or supplement thereto) with respect to any offering of Registrable Shares and (B) any qualification of such Registrable Shares under state securities or "blue sky" laws pursuant to Section 3(b) hereof, and shall promptly notify Parent of the occurrence, from the date on which such information or documents are furnished to the date of the closing for the sale of such Registrable Shares, of any event relating to such Holder that is required under the Securities Act to be set forth in such Prospectus (or any amendment or supplement thereto).

           (b) The rights of the Holders to sell Registrable Shares pursuant to the Shelf Registrations shall terminate at the applicable Termination Date.

        6. Expenses of Registration. Parent shall pay all reasonable expenses incident to its performance of or compliance with this Agreement and registration of Registrable Shares in connection herewith, including (a) all SEC, stock exchange or market and National Association of Securities Dealers, Inc. registration and filing fees, (b) all fees and expenses incurred in complying with securities or "blue sky" laws, (c) all printing, messenger and delivery expenses and (d) all fees and disbursements of Parent's independent public accountants and counsel (all of such expenses herein referred to as "REGISTRATION EXPENSES"). The Registration Expenses shall not include any legal fees of the Holders or any sales or underwriting discounts, commissions or fees attributable to the sale of the Registrable Shares, which shall be borne by the Holders.

        7. Indemnification and Contribution.

           (a) Parent agrees to indemnify, to the extent permitted by law and subject to the terms of this Agreement, each Holder and its directors, officers, partners, members, employees and agents and each person, if any, who controls such Holder or other person (within the meaning of the Securities Act) against any losses, claims, damages, liabilities and expenses (including reasonable attorneys' fees) arising out of or based upon any untrue or alleged untrue statement of a material fact contained in the Shelf Registrations (or any amendment thereto) or the Prospectuses (or any amendment or supplement thereto) or any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements made therein in the light of the circumstances under which they were made not misleading; provided, however, that Parent shall not be liable to any Holder or its directors, officers, partners, members, employees or agents or each person, if any, who controls such Holder or other person (within the meaning of the Securities Act)
(i) to the extent that any such loss, claim, damage, liability or expense arises out of, or is based upon any untrue or alleged untrue statement, or any omission, if such statement or omission shall have been made in reliance upon and in conformity with information relating to such Holder or person furnished in writing to Parent by such Holder or person expressly for use in the preparation of the Shelf Registrations (or any amendment thereto) or the Prospectuses (or any amendment or supplement thereto) or (ii) if a copy of any Prospectus (or any amendment thereto) relating to the Shelf Registrations was not sent or given by or on behalf of such Holder to a purchaser of the Holder's Registrable Shares, if required by law so to have been delivered, at or prior to the written confirmation of the sale of the Registrable Shares to such purchaser, and if such Prospectus (as so amended or supplemented) would have cured the defect giving rise to such loss, claim, damage or liability and a copy of such Prospectus was delivered to such Holder.

           (b) In connection with the Shelf Registrations, each Holder, severally and not jointly, will indemnify, to the extent permitted by law and subject to the terms of this Agreement, Parent, its directors, officers, employees and agents and each person who controls Parent (within the meaning of the Securities Act) against any losses, claims, damages, liabilities and expenses (including reasonable attorneys' fees) arising out of or based upon any untrue or alleged untrue statement of a material fact contained in the Shelf Registrations (or any amendment thereto) or the Prospectuses (or any amendment or supplement thereto) or any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements made therein in the light of the circumstances under which they were made not misleading, to the extent that such untrue statement or omission was made in reliance upon and in conformity with information furnished in writing to Parent by such Holder expressly for use in the preparation of the Shelf Registrations (or any amendment thereto) or the Prospectuses (or any amendment or supplement thereto); provided, that the liability of each Holder hereunder shall be limited to the proportion of any such loss, claim, damage, liability or expense which is equal to the proportion that the public offering price of the shares by such Holder under such registration statement bears to the total public offering price of all securities sold thereunder, but not in any event to exceed the net proceeds received by such Holder.

           (c) Each party entitled to indemnification under this Section 7 (the "INDEMNIFIED PARTY") shall give notice to the party required to provide indemnification (the "INDEMNIFYING PARTY") promptly after such Indemnified Party has actual knowledge of any claim as to which indemnity may be sought, and shall permit the Indemnifying Party to assume the defense of any such claim or any litigation resulting therefrom; provided that counsel for the Indemnifying Party, who shall conduct the defense of such claim or litigation, shall be approved by the Indemnified Party (whose approval shall not be unreasonably withheld or delayed); and provided, further, that the delay or failure of any Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its obligations under this Section 7, except to the extent that the Indemnifying Party shall have been materially adversely affected by such delay or failure. The Indemnified Party may participate in such defense at the Indemnified Party's expense; provided, however, that the Indemnifying Party shall pay any such reasonable expense if the Indemnified Party shall have reasonably concluded that there may be a conflict between the positions of the Indemnifying Party and the Indemnified Party in conducting the defense of any such claim or litigation resulting therefrom. No Indemnified Party shall consent to entry of any judgment or settle any claim or litigation without the prior written consent of the Indemnifying Party.

           (d) If the indemnification provided for in this Section 7 from the Indemnifying Party is unavailable to an Indemnified Party hereunder in respect of any losses, claims, damages, liabilities or expenses referred to therein as a result of a judicial determination that such indemnification may not be enforced in such case notwithstanding this Agreement, the Indemnifying Party, in lieu of indemnifying such Indemnified Party, shall contribute to the amount paid or payable by such Indemnified Party as a result of such losses, claims, damages, liabilities or expenses in such proportion as is appropriate to reflect the relative fault of the Indemnifying Party and Indemnified Party in connection with the actions which resulted in such losses, claims, damages, liabilities or expense, as well as any other relevant equitable considerations. The relative fault of such Indemnifying Party and Indemnified Party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of material fact or omission or alleged omission to state a material fact, has been made by, or relates to information supplied by, such Indemnifying Party or Indemnified Party, and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such action; provided, however, that no person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation and no Holder will be required to contribute any amount in excess of the public offering price (less underwriting discounts and selling commissions) of all such Registrable Shares offered by it pursuant to such Shelf Registrations.

        8. Transfer of Registration Rights. The registration rights of any Holder (and of any transferee of any Holder or its transferees) under this Agreement with respect to any Registrable Shares may be transferred to any transferee who is a partner, member or shareholder of a Holder that is a partnership, limited liability company or corporation, respectively; provided that Parent is given written notice by the Holder at the time of such transfer stating the name and address of the transferee and identifying the Registrable Shares with respect to which the rights under this Agreement are being assigned and such transferee executes and delivers such agreements as Parent may reasonably require in order to confirm that such transferee agrees to be bound by this Agreement.

        9. Amendment of Registration Rights. This Agreement may not be amended, modified or supplemented by the parties hereto in any manner, except by a written instrument that is approved by the Stockholder Representative and is signed by Parent and the Stockholder Representative.

        10. Termination. This Agreement shall terminate at the earlier of such time as (i) 5:00 PM Seattle time on the later of the Termination Date of the Initial Registration or the Supplemental Registration, or (ii) the first date on which all Registrable Shares originally covered by either Shelf Registration shall no longer constitute Registrable Shares.

        11. Grant of Additional Registration Rights. The Holders acknowledge that Parent may acquire other companies and in the course of such acquisitions or other transactions may grant the equity owners thereof registration rights with respect to their shares of Parent on terms that would be negotiated at such time and may be materially different than the terms of this Agreement.

        12. No Waiver. The terms and conditions of this Agreement may be waived only by a written instrument (a) approved by the Stockholder Representative and signed by the Stockholder Representative in the case where a Holder or the Stockholder Representative is waiving compliance and (b) signed by Parent in the case where Parent is waiving compliance. The failure of any party hereto to enforce at any time any of the provisions of this Agreement shall in no way be construed to be a waiver of any such provision, nor in any way to affect the validity of this Agreement or any part hereof or the right of such party thereafter to enforce each and every such provision. No waiver of any breach of or non-compliance with this Agreement shall be held to be a waiver of any other or subsequent breach or non-compliance. The rights and remedies herein provided are cumulative and are not exclusive of any rights or remedies that any party may otherwise have at law or in equity.

        13. Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Washington, regardless of the other laws that might govern under applicable principles of conflicts of laws thereof.

        14. Notice. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered by hand, sent by facsimile transmission with confirmation of receipt, sent via a reputable overnight courier service with confirmation of receipt requested, or mailed by registered or certified mail (postage prepaid and return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice), and shall be deemed given on the date on which delivered by hand or otherwise on the date of receipt as confirmed:


        To Parent:

        RealNetworks, Inc.
        2601 Elliott Avenue
        Seattle, WA  98121
        Attn:  Vice President and General Counsel
        Telephone No.:    (206) 674-2700
        Facsimile No.:    (206) 674-2695
        with a copy to:

        Wilson Sonsini Goodrich & Rosati, Professional Corporation 5300 Carillon Point
        Kirkland, Washington
        Attn:  Patrick J. Schultheis, Esq.
        Telephone No.:   (425) 576-5800
        Facsimile No.:   (425) 576-5899

        To the Holders or the Stockholder Representative:

        Ji Shen
        C/o RealNetworks, Inc.
        2601 Elliott Avenue, Suite 1000
        Seattle, WA  98121
        Telephone No.:   (206) 674-2700
        Facsimile No.:   (206) 674-2695

        with a copy to:

        Powell, Goldstein, Frazer & Murphy LLP
        1001 Pennsylvania Avenue, N.W.
        Washington, DC  20004
        Attn:  Joseph M. Berl
        Telephone No.:   (202) 624-7271
        Facsimile No.:   (202) 624-7222

        15. Construction of Agreement. A reference to a Section or Schedule shall mean a Section in or Schedule to this Agreement unless otherwise expressly stated. The titles and headings herein are for reference purposes only and shall not in any manner limit the construction of this Agreement which shall be considered as a whole. The words "include," "includes" and "including" when used herein shall be deemed in each case to be followed by the words "without limitation."

        16. Entire Agreement, Assignability, etc. This Agreement and the Merger Agreement and the documents and other agreements among the parties hereto and thereto as contemplated by or referred to herein or therein constitute the entire agreement among the parties with respect to the subject matter hereof and supersede in their entirety all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. This Agreement is not intended to confer upon any person other than the parties hereto and the Stockholders any rights or remedies hereunder, except as otherwise expressly provided herein and shall not be assignable by operation of law or otherwise, except as provided in Section 8 hereof.

        17. Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, each of which shall remain in full force and effect.

        18. Counterparts. This Agreement may be executed in one or more counterparts, all of which together shall constitute one and the same Agreement.



                [REMAINDER OF THE PAGE INTENTIONALLY LEFT BLANK]

        IN WITNESS WHEREOF, the parties have caused this Registration Rights Agreement to be executed as an agreement under seal as of the date first written above.



                                     REALNETWORKS, INC.:


                                     By: /s/ Randy Tinsley
                                         --------------------------------------
                                         Name:   Randy Tinsley
                                         Title:  Vice President of Corporate
                                                 Development



                                     STOCKHOLDER REPRESENTATIVE:



                                     /s/ Ji Shen
                                     ------------------------------------------
                                     Ji Shen





                [SIGNATURE PAGE TO REGISTRATION RIGHTS AGREEMENT]

                                   SCHEDULE A

                                  STOCKHOLDERS



Abrams, Larry

Aatz, Franz

Baker, James

Curacao Strategic Technologies, N.V.

Dou, Jinhui

Fan, Xiao-yan

Fang, Daniel

Hein, Oliver

Hu, James

Hu, Jing Shan

Inozemtsev, Igor

Jamieson & Co.

Jia, Zheng Kevin

Klus, Judy

Lee, Jeff

Li, Siqun

Li, Yi

Li, Yi and Hu, Jing Shan

Lynch, William

McDonough, John

Trustees of the John P. McDonough CRNA PC Profit Sharing Plan

Oliver, Andrew

Pang, Chen-li

Reibling, Guenther

Reibling, Lorenz

Rombach, Bernd

Saenger, Alexander

Schrader, Tamus

Shen, Ji

J and L Sherbloom Family LLC

Shi, Song Tao and Zhang, Jing Wen

Staedtler, Friedhart and Inge

Strategic European Technologies, N.V.

Staubli, Thomas

Tan, Patrick

Tang, Chilung




                                      -2-